Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

The J. Jill Group, Inc.,

The Talbots, Inc.,

and

Jack Merger Sub, Inc.

dated as of

February 5, 2006

INDEX OF DEFINED TERMS

TERM	SECTION

Acquirer	Recitals
Acquirer Disclosure Documents	4.02(g)(ii)
Acquirer Disclosure Schedule	4.02
Acquisition Proposal	6.07(e)
Affiliate	4.01(a)
Agreement	Recitals
Anti-Takeover Statute	4.01(w)
Business Day	3.01
By-Laws	1.04
Certificate	2.02(b)
Certificate of Incorporation	1.03
Certificate of Merger	1.02
Closing	3.01
Code	4.01(l)(iii)
Company	Recitals
Company Break Up Fee	9.01(b)
Company Common Stock	2.01(b)
Company Compensation Commitment	4.01(l)(ii)
Company Disclosure Documents	4.01(s)(i)
Company Disclosure Schedule	4.01
Company Employee Plan	4.01(l)(x)
Company Employees	6.13(a)
Company IT Systems	4.01(p)(ii)
Company Material Adverse Effect	4.01(a)
Company Option	2.01(d)
Company Option Plans	4.01(b)
Company Outstanding Shares	2.02(a)
Company Proprietary Rights	4.01(o)(i)
Company Reports	4.01(f)(i)
Confidentiality Agreement	6.02
DGCL	1.01
Dissenting Shares	2.03(a)
DOJ	6.03(b)
Effective Time	1.02
Environmental Laws	4.01(r)(v)
Environmental Permits	4.01(r)(vi)
ERISA	4.01(l)(vi)
ERISA Affiliate	4.01(l)(vii)
ESPP	4.01(b)
Exchange Act	2.02(b)
Exchange Fund	2.02(a)
Expenses	9.01(a)
Final Purchase Date	6.13(b)
FTC	6.03(b)

TERM	SECTION

Governmental Entity	1.02
HSR Act	4.01(e)
Indemnified Person	6.14(b)
IRS	4.01(l)(iii)
Law	1.02
Leased Real Property	4.01(q)(vi)
Leases	4.01(q)(vii)
Lien	4.01(b)
Loan Agreement	4.01(q)(iv)
Maximum Annual Premium	6.14(b)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Recitals
Nasdaq	6.05
Option Cash Payment	2.01(d)
Order	7.01(b)
Organizational Documents	4.01(a)
Owned Real Property	4.01(q)(v)
Paying Agent	2.02(a)
Permits	4.01(g)(i)
Permitted Liens	4.01(q)(iv)
Person	2.02(b)
Peter J. Solomon	4.01(t)
Press Release	6.05
Proprietary Rights	4.01(o)(i)
Proxy Statement	6.01(a)(ii)
Recommendations	Recitals
Regulatory Extension Event	8.02
Regulatory Extension Period	8.02
Regulatory Law	6.03(b)
Representatives	6.02
Sarbanes-Oxley Act	4.01(g)(ii)
SEC	4.01(f)(i)
Securities Act	4.01(f)(i)
Security Agreement	4.01(q)(iv)
Significant Amount	4.02(f)
Special Meeting	6.01(a)(i)
Subsidiary	4.01(b)
Superior Proposal	6.07(f)
Surviving Corporation	1.01
Tax Returns	4.01(k)
Taxes	4.01(k)
Taxing Authority	4.01(k)
Terminating Acquirer Breach	8.04(a)
Terminating Company Breach	8.03(a)

TERM	SECTION

Termination Date	8.02(b)
Tilton Facility Loan	4.01(q)(iv)
Trade Secrets	4.01(o)(i)
U.S. GAAP	4.01(a)

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 5, 2006, by and among The J. Jill Group, Inc., a Delaware corporation (the “Company”), The Talbots, Inc., a Delaware corporation (“Acquirer”), and Jack Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Merger Sub”).

WHEREAS, the respective Boards of Directors of Acquirer and Merger Sub have each unanimously approved the acquisition of the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, Acquirer and Merger Sub have agreed that Merger Sub will merge with and into the Company, with the Company being the surviving corporation, on the terms and subject to the conditions set forth in this Agreement (the merger of Merger Sub into the Company being referred to in this Agreement as the “Merger”);

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) has approved this Agreement and the transactions contemplated hereby and (iii) is recommending that the Company’s stockholders adopt this Agreement and approve the Merger (the “Recommendations”); and

WHEREAS, Acquirer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

Article I

THE MERGER

Section 1.01           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Article I.  The Merger shall have the effects specified in the DGCL.

Section 1.02           Effective Time.  As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger consistent with this Agreement (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time that the Merger becomes effective in accordance with applicable Law being the “Effective Time”).  “Law” shall mean any applicable United States or foreign, federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license, permit, administrative and judicial doctrines, of any Governmental Entity.  “Governmental Entity” shall mean any United States or foreign, federal, state or local governmental or regulatory authority, agency, commission, body or other governmental entity.

Section 1.03           Certificate of Incorporation.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, subject to Section 6.14, the certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law (the “Certificate of Incorporation”).

Section 1.04           By-Laws.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, subject to Section 6.14, the by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law (the “By-Laws”).

Section 1.05           Directors.  Subject to requirements of applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

Section 1.06           Officers.  The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

Article II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.01           Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Acquirer, Merger Sub or any holder of any shares of capital stock of the Company, Acquirer or Merger Sub:

(a)           Merger Sub.  Each share of common stock, par value of $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (which newly issued shares will be owned by Acquirer) and shall thereafter constitute the only issued and outstanding shares of capital stock of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Acquirer-Owned Stock.  Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) that is owned by the Company directly as treasury stock or by Acquirer, Merger Sub or any Subsidiary of Acquirer shall automatically be retired and shall cease to be outstanding, and no cash or other consideration shall be delivered in exchange therefor.

(c)           Conversion of Company Common Stock.  Subject to Section 2.03, each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be retired in accordance with Section 2.01(b)), shall be converted into the right to receive $24.05 in cash, without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of a certificate representing such shares of Company Common Stock in accordance with the provisions of this Article II.

(d)           Stock Options.  As of the Effective Time, each outstanding option to purchase shares of Company Common Stock under any employee stock option or compensation plan or arrangement of the Company (a “Company Option”), whether or not exercisable or vested, shall by virtue of the Merger and without any action on the part of any holder of any Company Option be canceled and the holder thereof will receive as soon as reasonably practicable following the Effective Time a cash payment (less any required tax withholdings) with respect thereto equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option and (b) the number of shares of Company Common Stock issuable upon exercise of such Company Option (the “Option Cash Payment”).  As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment.  Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 2.01(d), including obtaining any necessary consents.

Section 2.02           Exchange of Share Certificates.

(a)           Paying Agent.  Prior to the Effective Time, Acquirer shall designate a paying agent reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration or other payment to which holders of Company Options shall become entitled pursuant to Section 2.01; provided that in the case of Company Options held by employees of the Company, Acquirer shall have the option of making payment of the applicable Option Cash Payment to such employees through the Company’s payroll, in lieu of the Paying Agent.  Prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Acquirer shall deposit with the Paying Agent, for the benefit of the holders of Certificates and Company Options, cash equal to the product of (A) the number of shares of Company Common Stock outstanding (and not to be retired pursuant to Section 2.01(b)) as of immediately prior to the Effective Time (the “Company Outstanding Shares”) multiplied by (B) the Merger Consideration, plus an amount equal to (C) the sum of the Option Cash Payments, such amount subject to Acquirer’s option to make Option Cash Payments through the Company’s payroll as set forth above.  The deposit made by Acquirer pursuant to this Section 2.02(a) is hereinafter referred to as the “Exchange Fund.”  The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and holders of Company Options and (ii) applied promptly to making the payments provided for in Section 2.01.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.  If the Paying Agent invests the Exchange Fund, the Paying Agent shall only invest the Exchange Fund in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively.  Earnings from such investments shall be the sole and exclusive property of Acquirer, and no part of such earnings shall accrue to the benefit of the holders of shares of Company Common Stock.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Acquirer shall cause the Paying Agent to mail to each holder of record of a certificate representing shares of Company Common Stock (a “Certificate”) (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in customary form and have such other provisions as Acquirer may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (such instructions shall include instructions for the payment of the Merger Consideration to a Person other than the Person in whose name the surrendered Certificate is registered on the transfer books of the Company, subject to the receipt of appropriate documentation for such transfer).  Upon surrender to the Paying Agent of a Certificate (or evidence of loss in lieu thereof) for cancellation together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to receive pursuant to this Article II, and the Certificate so surrendered shall forthwith be canceled; provided that in no event will a holder of a Certificate be entitled to receive the Merger Consideration if Merger Consideration was already paid with respect to the shares of Company Common Stock underlying such Certificate in connection with an affidavit of loss.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be issued to such a transferee if the Certificate formerly representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer, and the Person requesting such issuance pays any transfer or other taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Acquirer and the Company that such tax has been paid or is not applicable.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)).

(c)           Transfers.  After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to Acquirer or the Surviving Corporation, they shall be canceled and exchanged for the consideration set forth in this Article II deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 3.02.

(d)           Termination of Exchange Fund; No Liability.  Any portion of the Exchange Fund relating to the Merger Consideration that remains unclaimed by the stockholders of the Company or holders of Company Options one year after the Effective Time shall be returned to Acquirer.  Any stockholders of the Company or holders of Company Options who have not theretofore complied with this Article II shall thereafter look only to Acquirer for payment of the Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu thereof), without any interest thereon.  Notwithstanding the foregoing, none of Acquirer, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Company Common Stock or holder of Company Options for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  If any Certificates shall not have been surrendered prior to the date immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law, unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)           Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquirer, the posting by such Person of a bond reasonably satisfactory to Acquirer as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration upon due delivery of such affidavit pursuant to this Agreement.

(f)            Withholding Rights.  Each of Acquirer, Merger Sub, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under provision of any United States federal, state, local or non-United States tax law.  If Acquirer, Merger Sub, the Paying Agent or the Surviving Corporation, as the case may be, so withholds amounts, then such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Option in respect of which Acquirer, Paying Agent or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.03           Dissenters’ Rights.

(a)           Notwithstanding anything in any other Section of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing, and who has demanded appraisal for such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal.  At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive, subject to and net of any applicable withholding of Taxes, payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to receive, subject to and net of any applicable withholding of Taxes, payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time or the occurrence of such event, whichever last occurs, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the Certificate or Certificates that formerly evidenced such Dissenting Shares.

(b)           The Company shall give Acquirer prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served on or otherwise received by the Company pursuant to the DGCL, and Acquirer shall have the right to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Acquirer, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Article III

THE CLOSING

Section 3.01           Closing.  The closing of the Merger (the “Closing”) shall take place (i) at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022 at 10:00 a.m. Eastern time on the second Business Day after the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived (by the party entitled to the benefit of such condition) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Acquirer may agree in writing.  “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01           Representations and Warranties of the Company.  Except as set forth in the section of the disclosure schedules delivered to Acquirer by the Company on or prior to the date of this Agreement (the “Company Disclosure Schedule”) that corresponds with the applicable subsection of Section 4.01, the Company hereby represents and warrants to Acquirer and Merger Sub that:

(a)           Organization, Good Standing and Qualification.  The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.  The Company and each of its Subsidiaries has all requisite corporate or similar power and authority to own, lease, use and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, lease, use or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has heretofore made available to Acquirer true, complete and correct copies of the Company’s and each of its Subsidiaries’ certificate of incorporation and by-laws (or comparable governing instruments).  The certificate of incorporation and by-laws or comparable governing instruments (“Organizational Documents”) of each of the Company and its Subsidiaries so made available are in full force and effect.

As used in this Agreement, the term “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person and shall include any director, executive officer or other senior manager of the relevant Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

As used in this Agreement, the term “Company Material Adverse Effect” means (a) an effect that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger or otherwise prevent the performance by the Company of any of its material obligations under this Agreement or (b) a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, revenues or expenses of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute a Company Material Adverse Effect: (i) any effect resulting from a change in the market price or trading volume of the Company Common Stock, in and of itself, or related to any failure by the Company to meet or exceed forecasts of the Company (ii) any effect resulting from events, facts or circumstances relating to the economy in general, including changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or to the Company’s industry in general and not specifically relating to the Company or any of its Subsidiaries, other than any such effects that disproportionately impact the Company and its Subsidiaries, (iii) any effect resulting from changes in legal or regulatory conditions generally affecting the industries in which the Company conducts business, other than any such effects that disproportionately impact the Company and its Subsidiaries, (iv) any effect resulting from changes in United States generally accepted accounting principles (“U.S. GAAP”), other than any such effects that disproportionately impact the Company and its Subsidiaries, (v) any effect resulting from national or international political or social conditions, including the engagement by the United States in major hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (vi) the impact of this Agreement, the announcement or performance of this Agreement and the transactions contemplated hereby (including the impact of this Agreement on relationships with customers, suppliers, distributors, landlords or employees).

As used in this Agreement, the term “knowledge,” of any Person which is not an individual means the actual knowledge of such Person’s executive officers or other senior managers who should have knowledge of such matters in the course of performing their professional duties.

(b)           Capital Structure.  The authorized capital stock of the Company consists of 31,000,000 shares, consisting of (i) 30,000,000 shares of Company Common Stock, of which 20,399,196 shares are outstanding as of the date hereof, and (ii) 1,000,000 shares of special preferred stock, par value $0.01 per share, none of which are outstanding as of the date hereof.  Each of the outstanding shares of Company Common Stock is duly authorized, validly issued, fully paid and nonassessable.  Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries that is a corporation is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock of other ownership interests), other than Permitted Liens (as defined below).  Other than with respect to the Subsidiaries listed on Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any securities or other beneficial ownership interests in any other entity (including through joint ventures or partnership arrangements) or have any investment in any other Person.  Section 4.01(b) of the Company Disclosure Schedule lists, as to each Company Option, the holder, date of grant, exercise price and number of shares subject thereto.  Other than options to purchase up to 3,296,952 shares of Company Common Stock at a weighted average exercise price of $16.061 per share pursuant to the Company’s 2001 Incentive and Non-Statutory Stock Option Plan and the Company’s 1993 Incentive and Non-Qualified Stock Option Plan (collectively, the “Company Option Plans”), and other than shares of Company Common Stock issuable pursuant to the Company’s 1998 Employee Stock Purchase Plan (the “ESPP”), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries are bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Neither the Company nor any of its Subsidiaries is a party to or has knowledge of any voting or other stockholders agreement with respect to its securities or the securities of any of its Subsidiaries.  There are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or to file any registration statement with respect to any shares of capital stock of the Company or any of its Subsidiaries.  Following the consummation of the Merger, there will not be outstanding any rights, warrants, options or other securities entitling the holder thereof to purchase, acquire or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (or any other securities exercisable for or convertible into such shares).  Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any Subsidiary of the Company on any matter or any agreements with respect to the voting of any Company Common Stock.

As used in this Agreement, the term “Subsidiary” means with respect to any Person, any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the economic interests in, or voting rights with respect to the election of the board of directors or other governing body of, such corporation or other legal entity.

As used in this Agreement, the term “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, easements, rights-of-way, licenses, use restrictions, options, title defects option, conditional sale agreement, right of first refusal, first offer, termination, participation or similar adverse claim of any kind in respect of such property or asset (including any agreement to give any of the foregoing); provided, however, that in no event shall a “bare” license to intellectual property (e.g., a license alone, or a license that is part of a larger arrangement but excluding all other portions of such larger arrangement) in itself constitute a Lien on such intellectual property.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

(c)           Corporate Authority.

(i)                The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, except any actions to be taken by its stockholders at a Special Meeting as contemplated herein, to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock entitled to vote thereon, to the extent required by applicable Law).  Assuming due authorization, execution and delivery by each of Acquirer and Merger Sub, this Agreement is a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms.

(ii)               The Company’s Board of Directors has unanimously approved this Agreement and the Merger and other transactions contemplated hereby and has recommended that the stockholders of the Company adopt this Agreement and approve the Merger.

(d)           No Defaults.  Neither the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof or thereof will constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, or (B) a breach or violation of, a default under, the termination or acceleration of any obligations under, the loss of any right or benefit under, or the creation of a Lien on any assets of the Company or any Subsidiary of the Company (with or without notice, lapse of time or both) pursuant to any agreement, lease, contract, note, mortgage, indenture, bond, deed of trust, undertaking, arrangement or other instrument or obligation binding upon the Company or any Subsidiary of the Company or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under contracts binding on the Company or any Subsidiary of the Company, except, in the case of clause (B) or (C) above, for such breaches, violations, defaults, accelerations, creations or changes that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)           Consents and Approvals.  Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will result in a violation of Law by the Company.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not require the Company or any of its Subsidiaries to (i) obtain any material approval of any Person or (ii) observe any waiting period imposed by, or make any filing with or notification to or seek any approval or authorization from, any Governmental Entity except for antitrust filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and except under the rules of the Exchange Act and under the DGCL.

(f)            The Company Reports; Financial Statements.

(i)                The Company and its Subsidiaries have filed with the United States Securities and Exchange Commission (the “SEC”) all registration statements, prospectuses, forms, reports, schedules, statements and other documents required to be filed by them since December 27, 2003 under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (such documents, as supplemented and amended since the time of filing, collectively, the “Company Reports”).  The Company Reports, including any financial statements or schedules included in the Company Reports, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  The financial statements of the Company and its Subsidiaries included in the Company Reports (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iv) fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (and changes in financial position, if any) for the periods then ended.

(g)           Compliance with Laws; Permits.

(i)                Each of the Company and its Subsidiaries is in compliance, and since December 25, 2004 has complied, in all material respects, with all applicable Laws relating to the Company or any of its Subsidiaries or any of their respective businesses or properties and no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company or any of its Subsidiaries an intention to conduct the same.  As of the date hereof, the Company and each of its Subsidiaries hold all material permits, licenses and variances, exemptions, orders, approvals, authorizations, certificates, filings, franchises, notices and rights of all Governmental Entities (the “Permits”) necessary for each of them to own, lease or operate its assets and properties and for the lawful conduct of its business as currently conducted.  The Company and each of its Subsidiaries are in compliance with, and since December 25, 2004 have complied, in all material respects, with the terms of its Permits.

(ii)               The Company and each of its officers and directors are in compliance with, and since December 25, 2004 have complied, in all material respects, with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act and (B) the applicable listing and corporate governance rules and regulations of the National Association of Securities Dealers.  There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.  Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.  Each Company Report that was required to be accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act was accompanied by such certification and, at the time of filing or submission of each such certification, to the knowledge of the Company, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

(h)           No Undisclosed Material Liabilities.  Except: (i) liabilities or obligations disclosed or provided for in the balance sheet of the Company dated as of September 24, 2005 included in the Company Reports, including the footnotes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 24, 2005, or (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether known, unknown, accrued, contingent, absolute, determined, determinable or otherwise.

(i)            Absence of Certain Changes.  Except as disclosed in the Company Reports filed on or after such date and prior to the date of the Agreement or as set forth on Section 4.01(i) of the Company Disclosure Schedule, (i) since December 25, 2004, (A) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, (B) have not engaged in any material transaction, entered into any material agreement or made any material commitment other than in each case in the ordinary course of business consistent with past practice and (C) there has not been any Company Material Adverse Effect and (ii) since September 24, 2005, neither the Company nor any of its Subsidiaries has taken any action or has failed to take any action that would constitute a breach or violation of Sections 5.01(d), 5.01(e), 5.01(f), 5.01(h), 5.01(i), 5.01(j), 5.01(k) or 5.01(l), except as expressly provided herein.

(j)            Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as disclosed in the Company Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k)           Taxes.  Except for failures that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (i) all Tax Returns required to be filed on or before the Effective Time with any Taxing Authority by, or with respect to, the Company or any of its Subsidiaries have been or will be timely filed (taking into account extensions) and are or will be true, correct and complete in all respects and accurately reflect the liability for Taxes of the Company and its Subsidiaries; (ii) the Company and its Subsidiaries have timely paid or will timely pay to the appropriate Taxing Authority all Taxes that are due and payable, whether or not shown or required to be shown on any Tax Return; (iii) the Company and its Subsidiaries have made adequate provision on the financial statements included in the Company Reports for all Taxes payable by the Company and any of its Subsidiaries that are not yet due and payable; (iv) (A) true and complete copies of all federal, state and local income Tax Returns of the Company or any of its Subsidiaries for the fiscal year ended December 25, 2004 and (B) true and complete copies of all federal income Tax Returns of the Company or any of its Subsidiaries for the fiscal years ended December 27, 2003 and December 28, 2002 have been provided to or made available to Acquirer prior to the date hereof; (v) there is no action, suit, proceeding, audit or claim currently proposed in writing or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; (vi) no extension of the statute of limitations on the assessment of any Taxes has been granted by or to the Company or any of its Subsidiaries and is currently in effect; (vii) no agreements relating to the allocation or sharing of Taxes exist between the Company and/or any of its Subsidiaries, on the one hand, and a third party, on the other hand; (viii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries except Liens for current Taxes not yet due and payable; (ix) during the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; (x) the Company and each of its Subsidiaries have withheld and remitted to the appropriate Taxing Authority all amounts required to be withheld; and (xi) neither the Company nor any of its Subsidiaries has ever been a member of any combined, consolidated or unitary group for Tax purposes other than the group of which the Company is currently the common parent.  “Taxes” means (i) any and all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental, customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any Governmental Entity (a “Taxing Authority”) and any interest, penalties or additions to tax attributable thereto, (ii) any liability for the payment of any amount imposed on any Person of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group and (iii) any liability for the payment of any amount imposed on any Person of the type described in clause (i) or clause (ii) as a transferee or successor or a result of any existing express or implied indemnification agreement or arrangement.  “Tax Returns” means any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

(l)            Employee Benefit Plans.

(i)                The Company Disclosure Schedule corresponding to this Section 4.01(l)(i) contains an accurate and complete list of each Company Employee Plan (including each foreign employee benefit plan).

(ii)               The Company Disclosure Schedule corresponding to this Section 4.01(l)(ii) contains an accurate and complete list of each collective bargaining agreement and each material employment, compensation, severance, separation or termination agreement with or for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries other than any Company Employee Plan listed as required in Section 4.01(l)(i).  Each item listed in Section 4.01(l)(ii) of the Company Disclosure Schedule is referred to herein as a “Company Compensation Commitment.”

(iii)              Each Company Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) has received a favorable determination letter from the United State Internal Revenue Service (the “IRS”) and, to the knowledge of the Company, nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualification of such Company Employee Plan.

(iv)             None of the Company Employee Plans or Company Compensation Commitments obligates the Company or any of its Subsidiaries to pay any material separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.  No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer or director of the Company or any of its Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Employee Plans or Company Compensation Commitments or otherwise could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(v)              (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan and each of the Company Compensation Commitments and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and applicable law and (ii) there are no pending or, to the knowledge of the Company, threatened actions, suits, investigations or claims with respect to any Company Employee Plan or Company Compensation Commitment (other than routine claims for benefits) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has knowledge of any facts which could reasonably be expected to give rise to any such actions, suits, investigations or claims.

(vi)             The Company and each of its Subsidiaries has complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4980B of the Code.

(vii)            (i) Neither the Company nor any of its Subsidiaries has incurred any material liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any Company Employee Plan subject to Title IV of ERISA which is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), no such liability has been asserted, and there are no events or circumstances which could result in any such partial or complete withdrawal; and (ii) neither the Company nor any of its Subsidiaries is bound by any contract or agreement or has any obligation or liability described in Section 4204 of ERISA.  Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to in the past six years, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) of ERISA.  “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

(viii)           Neither the Company nor any of its Subsidiaries has, contributes to, maintains or sponsors any material employee benefit plan, agreement or arrangement applicable to employees of the Company or any of its Subsidiaries located outside the United States.

(ix)              With respect to each Company Employee Plan and each Company Compensation Commitment, the Company or the appropriate Subsidiary of the Company has made available to Acquirer and Merger Sub true, complete and correct copies of (to the extent applicable) (i) all material current documents pursuant to which the Company Employee Plan or Company Compensation Commitment is maintained, funded and administered, (ii) the three (3) most recent annual reports (Form 5500 series) filed with the IRS (with applicable attachments), (iii) the three (3) most recent financial statements, (iv) the three (3) most recent actuarial valuations of benefit obligations, if any, and (v) the most recent determination letter received from the IRS, if any.

(x)               As used in this Agreement, the term “Company Employee Plan” means each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material severance plan, arrangement or policy and each other material plan or arrangement providing for bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, health or medical benefits, disability benefits, and post-employment or retirement benefits which is maintained or contributed to by the Company or any of its Affiliates and covers any employee or former employee of the Company or any of its Subsidiaries, and which is not a Company Compensation Commitment.

(xi)              Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any labor union contract, nor, to the knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a works council or a labor organization, or activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries.  There are not, to the knowledge of the Company, any union organizing activities concerning any employees of the Company or its Subsidiaries.  There is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries.

(xii)             With respect to the ESPP, upon the Final Purchase Date (as defined in Section 6.13(b)), no more than 15,000 shares of Company Common Stock will be purchasable under the terms of the ESPP and the terms of this Agreement.

(xiii)            There are no complaints, lawsuits, or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment by the Company or any of its Subsidiaries, any current or former employee of the Company or any of its Subsidiaries or any class of the foregoing, relating to any Laws relating to employment, including Laws relating to discrimination, hours of work and the payment of wages or overtime wages, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(m)          Contracts.

(i)                As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by, and neither they nor are any of their assets or properties subject to, any contracts, agreements or arrangements required to be disclosed on Form 10-K, Form 10-Q or Form 8-K under the Exchange Act, which are not filed, and publicly available without redaction, as an exhibit to one or more of the Company Reports filed with the SEC prior to the date hereof.

(ii)               As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any written or oral:  (A) agreement or arrangement obligating or reasonably expected to obligate the Company or its Subsidiaries to pay or receive in excess of $5,000,000 over the remaining term of such agreement or arrangement (excluding purchase and sale orders entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice); (B) agreement containing provisions which materially restrict in any manner (1) the right of the Company or any of its Subsidiaries to compete with any other Person, or in any geographic area or during any period of time, (2) the right of the Company or any of its Subsidiaries to sell to or purchase from any other person or entity, or (3) the right of any other party to compete with the Company or any of its Subsidiaries; (C) agreement that contains any “standstill” provision or similar restriction on the Company’s ability to negotiate an acquisition of another entity; (D) distributorship, non-employee commission or marketing agent, representative or franchise agreement providing for the marketing and/or sale of the products or services of the Company or any of its Subsidiaries; (E) agreement pursuant to which the Company or any of its Subsidiaries acquired the ownership or control of any material interest (with respect to value) in a partnership, corporation, limited liability company, joint venture or other entity or similar arrangement other than as otherwise disclosed herein; (F) contract or agreement containing change of control provisions relating to the Company or any of its Subsidiaries; or (G) any other material agreement not entered into in the ordinary course of business consistent with past practice.

(iii)              All agreements referred to in this Section 4.01(m) are, pursuant to their terms, in full force and binding upon the Company or its Subsidiaries, as the case may be,

and, to the knowledge of the Company, the other parties thereto, except to the extent such failures that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is and, to the Company’s knowledge, none of the other parties thereto are in default of a provision under any such agreement except for defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has been notified in writing that the Company is in default under any such agreement and to the Company’s knowledge no event has occurred which, with the lapse of time, the giving of notice, or both, would become a default of a provision under any such agreement by the Company or its Subsidiaries, or, to the knowledge of the Company, the other contracting party except for defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has released or waived any material right under any such agreement referred to in this Section 4.01 other than in the ordinary course of business consistent with past practice.

(n)           Transactions with Affiliates.  Except to the extent disclosed in the Company Reports filed prior to the date of this Agreement, since December 25, 2004, there have been no material transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Affiliates of the Company (other than wholly owned Subsidiaries of the Company), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(o)           Intellectual Property.

(i)                The Company or one of its Subsidiaries owns, in all material respects (free and clear of any Lien other than Permitted Liens), or has, in all material respects, a valid license to use, all U.S. and non-U.S. trademarks, service marks, logos, designs, trade names, internet domain names and corporate names, and the goodwill of the business connected with and symbolized by the foregoing, patents, registered designs, copyrights, and computer software, and all trade secrets and know-how (collectively, “Trade Secrets”) and all other proprietary and intellectual property rights and information, including all grants, registrations and applications relating to any of the foregoing (all of the foregoing to be collectively referred to as the “Proprietary Rights”) that are necessary for the conduct of the business of the Company as conducted on the date hereof (such Proprietary Rights owned by or licensed to the Company, collectively, the “Company Proprietary Rights”); (ii) the rights of the Company and its Subsidiaries in the Company Proprietary Rights are, in all material respects, valid, subsisting and enforceable; (iii) as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any material claim before a Governmental Entity (excluding, for the avoidance of doubt, office actions), or has received any written notice from any Person since December 25, 2004 in respect of any material Company Proprietary Rights which challenges the validity or enforceability of, or the rights of the Company in, any of the Company Proprietary Rights; (iv) neither the Company nor any of its Subsidiaries has violated or infringed any Proprietary Rights of any other Person, except for such violations or infringements which would not reasonably be expected to have a Company Material Adverse Effect; and (v) to the knowledge of the Company, no person is violating or infringing in any material respect any of the Company Proprietary Rights owned by the Company or any of its Subsidiaries except for such violations or infringements which would not be reasonably expected to have a Company Material Adverse Effect; and (vi) neither the Company nor any of its Subsidiaries has divulged to any Person any Trade Secrets without having obtained an agreement of confidentiality from such Person, except where such divulgence would not reasonably be expected to have a Company Material Adverse Effect.

(p)           Information Technology.

(i)                The Company and its Subsidiaries have taken steps consistent with industry practice to maintain the material Company IT Systems in good working condition to perform information technology operations necessary for the conduct of the business of the Company and its Subsidiaries as conducted on the date hereof, including as necessary for the conduct of such business as a whole, causing the material Company IT Systems to be generally available for use during normal working hours and performing reasonable back-up procedures in respect of the data critical to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course of business consistent with past practice) as conducted on the date hereof.

(ii)               For purposes of this Agreement, “Company IT Systems” shall mean any information technology and computer systems (including computers, software, programs, databases, middleware, servers, workstations, routers, hubs, switches, data communications lines, and hardware) used in the transmission, storage, organization, presentation, generation, processing or analysis of data in electronic format, which technology and systems are necessary to the conduct of the business of the Company and its Subsidiaries as conducted on the date hereof.

(q)           Assets and Properties.

(i)                The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in or valid right to use, all material properties and assets used by them, located on their premises or shown on the consolidated balance sheet of the Company and its Subsidiaries as of September 24, 2005 or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of in the ordinary course of business consistent with past practice since September 24, 2005, except for Liens set forth on Section 4.01(q)(i) of the Company Disclosure Schedule, and except for Permitted Liens).  The Company and its Subsidiaries own, have a valid leasehold interest in, or have the valid and enforceable right to use, in all material respects, all assets, tangible or intangible, necessary for the conduct of their businesses as presently conducted.  All of the Company’s and its Subsidiaries’ buildings (including all components of such buildings, structures and other improvements), and all equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in structurally sound and in good operating condition and repair (ordinary wear and tear excepted) for the operation of their businesses as presently conducted, except to the extent such failures that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)               Section 4.01(q)(ii) of the Company Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property.  With respect to each parcel of Owned Real Property, (i) the Company or its Subsidiaries have good and marketable fee simple title, free and clear of all Liens except Permitted Liens and except for Liens set forth on Section 4.01(q)(ii) of the Company Disclosure Schedule; (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (iv) all aspects of such Owned Real Property are in compliance in all material respects with any and all of the restrictions and other provisions included in the Permitted Liens, and there are no matters that create, or that with notice or the passage of time would create, a material default under any of the documents evidencing the Permitted Liens; (v) there exists no material conflict or dispute with any regulatory agency or other Person relating to such Owned Real Property or the activities thereon; and (vi) there are no condemnation proceedings pending or, to the Company’s knowledge, threatened with respect to any portion of such Owned Real Property.  Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(iii)              Section 4.01(q)(iii) of the Company Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true, correct and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document and the expiration date of each Lease).  The Company has made available to Acquirer and Merger Sub a true, correct and complete copy of each such Lease.  Neither the Company nor its Subsidiaries are party to any oral Leases.  With respect to each of the Leases: (i) as to the Company and its Subsidiaries, such Lease is legal, valid, binding, enforceable and in full force and effect in all material respects; (ii) the transaction contemplated by this Agreement does not require the consent of or notice to any other party to such Lease, will not result in a material breach of or material default under such Lease, will not give rise to any recapture or similar rights, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) none of the Company, its Subsidiaries, or, to the knowledge of the Company, any other party to the Lease is in material breach or material default under such Lease and no event has occurred which, with the passage of time or giving of notice or both, would constitute a material breach or default under such Lease; (iv) the other party to such Lease is not an Affiliate of the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the contractual right to use or occupy such Leased Real Property or any portion thereof; (vi) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein; (vii) there are no Liens on the estate or interest created by such Lease except for Permitted Liens and except as set forth on Section 4.01(q)(iii) of the Company Disclosure Schedule; (viii) all aspects of the Leased Real Property are in compliance in all material respects with any and all of the restrictions and other provisions included in the Permitted Liens, and there are no matters that create, or that with notice or the passage of time would create, a material default under any of the documents evidencing the Permitted Liens; (ix) there are no condemnation proceedings pending or, to the Company’s knowledge, threatened with respect to any portion of the Leased Real Property.  None of the Leases contain any capital expenditure requirements or remodeling obligations of the Company or any of its Subsidiaries other than ordinary maintenance and repair obligations.  To the knowledge of the Company, each of the Company and its Subsidiaries has all permits or licenses necessary to use its Leased Real Property, except where the failure to obtain such permits or licenses would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv)             As used in this Agreement, the term “Permitted Liens” means (i) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business consistent with past practice for amounts (x) which are not due and payable, (y) that are not more than $500,000 in amount, individually, as to any Owned Real Property or Leased Real Property, or (z) that are not more than $5,000,000 in amount, in the aggregate as to all Owned Real Property and Leased Real Property, (ii) such easements, covenants and other restrictions or encumbrances of record as do not materially affect the ownership or use of the properties or assets subject thereto or affected thereby or otherwise materially affect, restrict or impair business operations at such properties, and (iii) Liens pursuant to (x) the Fifth Amended and Restated Loan Agreement, as amended, dated as of June 29, 2001, by and among the Company, Citizens Bank of Massachusetts, HSBC Bank USA, National Association, and TD Banknorth, N.A. (the “Loan Agreement”), (y) the Mortgage, Assignment of Rents and Security Agreement, dated as of March 1, 1999, as amended, by and between Birch Pond Realty Corporation and John Hancock Real Estate Finance, Inc., (the “Tilton Facility Loan”), and (z) the Master Security Agreement, dated as of December 23, 1998, as amended, by and between DM Management Company and Citizens Leasing Corporation, and the related Secured Promissory Note No. 5, dated May 30, 2003 (collectively, the “Security Agreement”).

(v)              As used in this Agreement, the term “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, wiring and cable installations for telecommunications, computer or other applications, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral and water rights) owned by the Company and/or its Subsidiaries.

(vi)             As used in this Agreement, the term “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries.

(vii)            As used in this Agreement, the term “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or its Subsidiaries thereunder.

(r)            Environmental Laws.

(i)                Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(A)          there are no investigations, actions, claims, suits, proceedings or reviews pending or, to the knowledge of the Company, threatened by any Governmental Entity or other Person relating to or arising out of any Environmental Law;

(B)           the Company is, and has been, in compliance with all Environmental Laws and the Company holds and is in compliance with all Environmental Permits required under Environmental Laws; and

(C)           there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that has resulted in or would reasonably be expected to result in, or be the basis for, any such liability.

(ii)               There are no environmental investigations, studies, audits, tests, reviews or other analyses in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that, to the knowledge of the Company, reveal matters that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)              Neither the Company nor any of its Subsidiaries has assumed, undertaken or otherwise become subject to the liabilities of any other Person relating to or arising from Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv)             For purposes of this Section 4.01(r), the term the “Company or any of its Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

(v)              As used in this Agreement, the term “Environmental Laws” means any United States federal, state or local, foreign or supranational law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

(vi)             As used in this Agreement, the term “Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of any Governmental Entity relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries as currently conducted.

(s)           Information in Proxy Statement.

(i)                Each document required to be filed by the Company with the SEC in connection with the Merger or any other transaction contemplated hereby (the “Company Disclosure Documents”), including the Proxy Statement (as defined below) of the Company containing information required by Regulation 14A under the Exchange Act (together with all amendments and supplements thereto) to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.  The representations and warranties contained in this Section 4.01(s) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Acquirer or Merger Sub or any of their Representatives specifically for use therein.

(ii)               No document required to be filed by the Company with the SEC in connection with the Merger or any other transaction contemplated hereby shall, at the respective time that such document or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(iii)              At the time the Proxy Statement, if any, or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and approval of the Merger, such Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  At the time of the filing of any Company Disclosure Document other than any such Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(t)            Brokers and Finders.  Except for Peter J. Solomon Company (“Peter J. Solomon”), neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees has retained any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated hereby.

(u)           Opinion of Financial Advisor.  The Company has received an opinion of Peter J. Solomon, dated as of the date hereof, a copy of which has been provided to Acquirer, to the effect that, as of such date, the consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair to such stockholders from a financial point of view.

(v)           Insurance.  The Company presently has in effect insurance policies that are, in all material respects, of the type and in amounts that are customary, adequate and suitable in relation to the business, assets and liabilities of the Company and its Subsidiaries, and are consistent with past practice and all premiums due thereunder have been paid.  As of the date hereof, neither the Company nor any of its Subsidiaries have received written notice of cancellation of any such insurance policy or insurance policies.

(w)          Anti-Takeover Statute.  Prior to the date of this Agreement, the Board of Directors of the Company has taken all action necessary to exempt the execution of this Agreement, the Merger and the transactions contemplated by this Agreement from (i) the provisions of Section 203 of the DGCL and (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares (collectively, “Anti-Takeover Statutes”).  The Company does not have any stockholders or shareholder rights agreement or any similar type of anti-takeover agreement.

(x)            No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, Acquirer and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Acquirer or Merger Sub.

Section 4.02           Representations and Warranties of Acquirer and Merger Sub.  Except as set forth in the section of the disclosure schedules delivered to the Company by Acquirer on or prior to the date of this Agreement (the “Acquirer Disclosure Schedule”) that corresponds with the applicable subsection of Section 4.02, Acquirer and Merger Sub each represents and warrants to the Company that:

(a)           Organization, Good Standing and Qualification.  Each of Acquirer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.  Each of Acquirer and Merger Sub has all requisite corporate power to own, lease, use and operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing in each jurisdiction where the ownership, lease, use or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not be reasonably likely to prevent, impair or materially delay the consummation of the transactions contemplated by this Agreement.

(b)           Corporate Authority.

(i)                Each of Acquirer and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by Acquirer and Merger Sub, and no other corporate proceedings on the part of Acquirer or Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby.  Assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Acquirer and Merger Sub, enforceable against each of Acquirer and Merger Sub in accordance with its terms.

(ii)               The Boards of Directors of Acquirer and Merger Sub have approved this Agreement and the Merger and other transactions set forth herein.

(c)           No Defaults.  Neither the execution, delivery and performance of this Agreement by Acquirer and Merger Sub and the consummation by Acquirer and Merger Sub of the transactions contemplated hereby nor compliance by Acquirer and Merger Sub with any of the provisions hereof will constitute or result in (A) a breach or violation of, or a default under the Organizational Documents of Acquirer, Merger Sub, (B) a breach or violation of, or a default under, the termination or acceleration of any obligations under, the loss of any right or benefit under, or the creation of a Lien, pledge, security interest or other encumbrance on the assets of Acquirer, Merger Sub or any of Acquirer’s Subsidiaries (with or without notice, lapse of time or both) pursuant to any contracts binding upon Acquirer, Merger Sub or any of Acquirer’s Subsidiaries or any Law or governmental or non-governmental permit or license to which Acquirer, Merger Sub or any of Acquirer’s Subsidiaries is subject, except, in the case of clause (B) above, for such breaches, violations, defaults accelerations, creations or changes that would not, individually or in the aggregate, be reasonably likely to prevent, impair or materially delay the ability of Acquirer or Merger Sub to consummate the transactions contemplated hereby.

(d)           Required Funds.  Acquirer has, or will have by 3:00 p.m. Eastern time on the second Business Day immediately following the date hereof, and will provide to Merger Sub at the Closing, funds on hand necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses.

(e)           Consents and Approvals.  Neither the execution and delivery of this Agreement by Acquirer or Merger Sub nor the consummation of the transactions contemplated by this Agreement will result in a violation of applicable Law by Acquirer or Merger Sub.  The execution and delivery of this Agreement by each of Acquirer and Merger Sub and the consummation of the transactions contemplated by this Agreement will not require Acquirer or Merger Sub to (i) obtain any approval of any Person or (ii) observe any waiting period imposed by, or make any filing with or notification to or seek any approval or authorization from, any Governmental Entity except for antitrust filings under the HSR Act, and except under the rules of the Exchange Act and under the DGCL.

(f)            Ownership of Common Stock.  Neither Acquirer nor, to the knowledge of Acquirer, any of its Affiliates (i) beneficially owns a Significant Amount of the shares of Company Common Stock, directly or indirectly, (ii) has the right to acquire a Significant Amount of shares of Company Common Stock pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; (iii) has the right to vote a Significant Amount of such stock pursuant to any agreement, arrangement or understanding; or (iv) has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of a Significant Amount such stock with any other Person.  As used in this Agreement, “Significant Amount” means 5% or more of the outstanding shares of Company Common Stock.

(g)           Information to be Supplied.

(i)                None of the information to be supplied by Acquirer and Merger Sub to the Company for inclusion in any Proxy Statement to be filed by the Company with the SEC and to be sent to the stockholders of the Company in connection with the Special Meeting will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time it is sent to the stockholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii)               Each document required to be filed by Acquirer or Merger Sub with the SEC in connection with the Merger or any other transaction contemplated by this Agreement (the “Acquirer Disclosure Documents”) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

(iii)              No document required to be filed by Acquirer or Merger Sub with the SEC in connection with the Merger or any other transaction contemplated hereby, nor any information supplied by Acquirer or Merger Sub for inclusion in the Proxy Statement or any other filings by the Company, or any amendments or supplements thereto, shall, at the respective time the Proxy Statement or any such other filings by the Company, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, when filed, published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(iv)             Notwithstanding any provision to the contrary in this Agreement, the representations and warranties contained in this Section 4.02(g) will not apply to statements or omissions included in the Acquirer Disclosure Documents based upon information furnished to Acquirer or Merger Sub by the Company or any of its Representatives specifically for use therein.

Article V

CONDUCT OF THE BUSINESS PENDING THE MERGER

Section 5.01           Covenants of the Company.   The Company covenants and agrees as to itself and its Subsidiaries (as applicable) that, from the date hereof and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement:

(a)           the Company shall conduct its business only in the ordinary and usual course, consistent with past practice, and it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) to retain the services of its officers and key employees, (ii) preserve their current business organizations intact and maintain their existing relations and goodwill with material customers, suppliers, distributors, creditors, lessors, licensors, licensees, agents, employees, business associates and others having material business dealings with them to the end that the Company’s and its Subsidiaries’ goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time; (iii) maintain and keep their material properties and assets in good repair and condition in all material respects and maintain their material intangible assets in accordance with industry standards; and (iv) maintain in effect all Permits pursuant to which the Company or any of its Subsidiaries currently operates.

(b)           neither the Company nor any of its Subsidiaries shall (i) amend or modify its Organizational Documents; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from its direct or indirect wholly owned Subsidiaries to it or a wholly owned Subsidiary in the ordinary course of business consistent with past practice); (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; (v) grant any person any right or option to acquire any shares of its capital stock; (vi) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of the Company capital stock; or (vii) make any other change in its capital structure;

(c)           except as required under agreements in existence on the date hereof, neither the Company nor any of its Subsidiaries shall (i) increase any compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees other than scheduled salary increases for non-officers made in the ordinary course of business consistent with past practice after consultation with Acquirer, (ii) adopt or amend any employee compensation and employee benefit plan, (iii) grant any stock options or other equity awards, (iv) hire any new employee who shall have, or terminate the employment of any current employee who has, an annual salary in excess of $125,000, (v) other than in the ordinary course of business consistent with past practice, enter into any transaction with any director or executive officer of the Company or any of its Subsidiaries or any immediate family member of any such director or executive officer, or (vi) modify, extend the term or forgive or cancel any outstanding loans owed to the Company or any of its Subsidiaries by any current or former directors, officers, employees consultants or independent contractors of such entities;

(d)           neither the Company nor any of its Subsidiaries shall (i) directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any portion of its property or assets (including stock or other ownership interests of its Subsidiaries) or (ii) acquire any assets or capital stock of any other Person; other than, in either case, in the ordinary course of business consistent with past practice;

(e)           except as required by applicable Law, neither the Company nor any of its Subsidiaries shall change its fiscal year or, except as required by U.S. GAAP, make any changes in accounting methods, principles or practices;

(f)            neither the Company nor any of its Subsidiaries shall issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any other property or assets, other than Company Common Stock issuable pursuant to Company Options or restricted share units (whether or not vested) outstanding on the date hereof in accordance with the terms thereof;

(g)           neither the Company nor any of its Subsidiaries shall extend, modify, terminate, amend or enter into any contract with any Affiliate of the Company, except contracts solely between or among the Company and any of its wholly owned Subsidiaries;

(h)           neither the Company nor any of its Subsidiaries shall incur any additional indebtedness for borrowed money, except for (i) borrowings under a revolver, (ii) working capital borrowings, and (iii) any letters of credit entered into by the Company, in each case in the ordinary course of business consistent with past practice;

(i)            (A) except with respect to purchase and sale orders entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice and agreements, commitments or transactions set forth on Section 5.01(i)(A) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall enter into any agreement, commitment or transaction, or agree to enter into any such agreement or transaction, or modify or extend any such agreement or transaction, involving payments by the Company in excess of $2,500,000 individually or $20,000,000 in the aggregate, including a purchase, sale, lease, other disposition of assets or capital stock (including securities of Subsidiaries) or (B) except as set forth on Section 5.01(i)(B) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall modify any agreement, commitment or transaction involving the right of any other party to compete with the Company or any of its Subsidiaries;

(j)            neither the Company nor any of its Subsidiaries shall make any loans, advances or capital contributions to, or investments in, any Person other than wholly owned Subsidiaries of the Company, except with respect to the Company’s cash management in the ordinary course of business consistent with past practice;

(k)           neither the Company nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(l)            neither the Company nor any of its Subsidiaries shall alter through merger, liquidation, reorganization or in any other fashion the corporate structure or ownership of any Subsidiary;

(m)          neither the Company nor any of its Subsidiaries shall settle any legal proceedings, whether now pending or hereinafter made or brought, except settlements solely with respect to money damages in an amount up to $200,000 that do not contain (i) any restrictions on the conduct of the Company’s business and (ii) any factual or legal admission by or with respect to the Company or any adverse statement with respect to the character, due care, loyalty or reputation of the Company or any action or inaction by the Company;

(n)           neither the Company nor any of its Subsidiaries shall make or change any election with respect to any Tax, adopt or change any method of accounting (for Tax purposes), enter into any closing agreement, settle or compromise any claim or assessment for or with respect to Taxes or consent to any extension or waiver of any statute or limitation applicable to any claim or assessment with respect to any Tax;

(o)           neither the Company nor any of its Subsidiaries shall intentionally cause, without reasonable prior notice to Acquirer, any insurance policy naming it as a beneficiary or a loss payee to be canceled or terminated that is not replaced or renewed in the ordinary course of business consistent with past practice, except for any policy that is not renewed in the ordinary course of business consistent with past practice;

(p)           neither the Company nor any of its Subsidiaries shall sell, lease, license, abandon, transfer, dispose of, or grant rights under any material Company Proprietary Rights or materially modify any existing rights with respect thereto, except in the ordinary course of business consistent with past practice;

(q)           neither the Company nor any of its Subsidiaries shall take any action (or omit to take any action) if such action or omission could reasonably be expected to result in: (i) any condition to the Merger set forth in Article VII not becoming satisfied; or (ii) a material delay or inability to consummate the transactions contemplated by this Agreement; or

(r)            neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by this Section 5.01.

Article VI

ADDITIONAL AGREEMENTS

Section 6.01           Stockholders’ Meeting.

(a)           The Company, acting through its Board of Directors, shall, in accordance with applicable Law:

(i)                duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as soon as practicable following the date hereof for the purpose of considering and taking action upon this Agreement, the Merger and the transactions contemplated hereby;

(ii)               prepare and file with the SEC a preliminary proxy statement or information statement relating to this Agreement and any other required filings, and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Acquirer, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy or information statement, as amended, supplemented or modified, (the “Proxy Statement”) and any other required documents to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement and the transactions contemplated hereby by its stockholders; and

(iii)              include in the Proxy Statement the Recommendations of the Company’s Board of Directors.

Section 6.02           Access.  The Company agrees that upon reasonable notice, and except as may otherwise be prohibited by applicable Law, it shall (and shall cause its Subsidiaries to) afford Acquirer’s officers, directors, employees, counsel, accountants, financial advisors, investment bankers and other authorized representatives (“Representatives”) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its executive officers, to its properties, books, contracts and records, Tax Returns and all other material relating to Taxes of the Company or any of its Subsidiaries, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Acquirer all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by the Company, Acquirer or Merger Sub in this Agreement.  The Company shall furnish promptly to Acquirer a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of federal or state securities Laws.  Each of Acquirer and Merger Sub will, and will cause their Representatives to, hold any such information in confidence in accordance with the terms of the Confidentiality Agreement dated as of December 15, 2005 by and between Acquirer and the Company (the “Confidentiality Agreement”).  Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement shall apply to all information furnished to any of Acquirer’s Representatives by Company or its Representatives hereunder or thereunder.

Section 6.03           Filings and Consents.

(a)           Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.  In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.  If necessary to obtain any regulatory approval pursuant to any Regulatory Law, or if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted by a Governmental Entity), challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of Acquirer and the Company shall cooperate with each other and, if necessary to (I) obtain necessary approval from any Governmental Entity, (II) contest and resist any such action or proceeding, or (III) have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order (whether temporary, preliminary or permanent), Acquirer shall hold separate or divest any immaterial portion of the businesses, product lines or assets of the Company or any of its respective Subsidiaries.  Nothing in this Agreement shall require Acquirer to hold separate or divest any portion of the businesses, product lines or assets of Acquirer or any of its respective Subsidiaries.

(b)           To the extent permissible under applicable Law or restriction of a Governmental Entity, each of Acquirer and the Company shall, in connection with the efforts referenced in Section 6.03(a) to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, the Antitrust Division of the United States Department of Justice (the “DOJ”), the United States Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person and (iv) give the other party the opportunity to attend and participate in such meetings and conferences.  For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(c)           If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Acquirer and the Company shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

Section 6.04           Notification of Certain Matters.  The Company shall promptly notify Acquirer in writing of (a) any event or occurrence that has a Company Material Adverse Effect and (b) any material claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its Subsidiaries or any of their property or assets.  Each of the parties hereto shall promptly notify the others in writing of (i) any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate in any respect which would be material to the Company and its Subsidiaries taken as a whole and (ii) any failure of such party, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder.  Notwithstanding anything in this Agreement to the contrary, no such notification or investigation by any party shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.05           Public Announcements.  Each of the parties hereto agrees that, promptly following the execution of this Agreement, each of Acquirer and the Company shall (a) issue a press release announcing the execution of this Agreement (the “Press Release”) and (b) file a current report with the SEC on Form 8-K attaching the Press Release and a copy of this Agreement as exhibits.  Thereafter, the parties hereto agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the transactions contemplated hereby, agree to provide to each other for review a copy of any such press release or statement other than a press release or public statement with respect to which the substantially the same disclosure has previously been the subject of agreement between the parties hereto, and shall use reasonable best efforts to accommodate the comments (including as to timing) of the other party before issuing any such press release or making any such public statement, unless required by applicable Law or any listing agreement with a securities exchange or the Nasdaq Stock Market (“Nasdaq”).

Section 6.06           Further Assurances; Reasonable Best Efforts.  Except as expressly provided in this Agreement, prior to the Effective Time, the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all such actions as may be reasonably necessary, proper or advisable in order to effectuate, as expeditiously as reasonably practicable, the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement.  Without limiting the foregoing, the parties hereto will use reasonable best efforts to take, and will cause each of their respective Subsidiaries to use reasonable best efforts to take, all actions necessary (i) to comply promptly with all legal requirements which may be imposed on them with respect to the Merger, (ii) to cooperate promptly with and furnish information to each other party hereto in connection with any such requirements imposed upon any party hereto in connection with the Merger and (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by the Company or any of its Subsidiaries in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement or to permit the Company and its Subsidiaries to operate its business and assets on the same terms and conditions after the Closing as prior to the Effective Time.

Section 6.07           No Solicitation.

(a)           From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall cause its Subsidiaries, Affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by way of furnishing information or assistance) or knowingly facilitate any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with, or disclose or provide any nonpublic information or data relating to the Company or any Subsidiary to, any Person (other than Merger Sub, Acquirer or any of their Representatives, as applicable) regarding an Acquisition Proposal, or otherwise assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub, Acquirer or any of their Representatives, as applicable) to make or effect an Acquisition Proposal, (iii) enter into any agreement, arrangement, understanding or contract (including a letter of intent) with respect to, or otherwise endorse, any Acquisition Proposal, (iv) enter into any agreement, arrangement, or contract requiring the Company to abandon, terminate or fail to consummate or change its Recommendations with respect to the Merger or (v) authorize or permit any of its Representatives to take any such action; provided, however, that nothing contained in this Section 6.07 shall prohibit the Company’s Board of Directors prior to adoption of this Agreement and approval of the Merger by the stockholders of the Company at the Special Meeting, from furnishing information to, or engaging in discussions or negotiations with (including making counter proposals to), any Person that makes an unsolicited bona fide written Acquisition Proposal (which did not result from a breach of this Section 6.07) if (A) the Company’s Board of Directors determines in good faith, after consultation with its financial advisors and outside legal advisors, that the failure to take such action would be reasonably be expected to result in a breach of its fiduciary duties to the Company’s stockholders under applicable Law and (B) the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in Section 6.07(f)).

(b)           The Company shall notify Acquirer of any determination to take any of the actions contemplated under Section 6.07(a) with respect to an Acquisition Proposal prior to the date that the Company first takes any such action, which notification shall include (i) a copy of such Acquisition Proposal (if in written or electronic form) or a written summary of the material terms and conditions of such Acquisition Proposal (if communicated to the Company or its Representatives orally) and (ii) the identity of the Person (and, to the extent known to the Company or its Representatives, any controlling equity investors of such Person) making such Acquisition Proposal.  The Company shall keep Acquirer reasonably informed of the status of any such discussions or negotiations and of any material modifications (including any change in amount or form of consideration) to the terms of the Acquisition Proposal.  Prior to furnishing nonpublic information to, or entering into discussions or negotiations with, any other Person with respect to an Acquisition Proposal, the Company shall enter into a customary confidentiality agreement with such Person (if the Company has not already entered into a customary confidentiality agreement with such Person in connection with its exploration of strategic alternatives), it being understood that such confidentiality agreement (x) shall not include any provision calling for any exclusive right to negotiate with such Person or having the effect of prohibiting the Company from satisfying its obligations hereunder and (y) shall be no less favorable to the Company than the Confidentiality Agreement, and the Company shall provide Acquirer with a copy of such nonpublic information delivered to such Person promptly following its delivery to the requesting Person or, to the extent that such nonpublic information has been previously furnished by the Company to Acquirer, advise Acquirer of the nature of such nonpublic information delivered to such Person promptly following its delivery to the requesting Person.

(c)           Nothing contained in this Agreement shall prevent the Company’s Board of Directors from taking, and disclosing to the holders of Company Common Stock, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, however, that neither the Company nor the Company’s Board of Directors shall, except as permitted by Section 6.07(a), propose to approve or recommend any Acquisition Proposal.

(d)           The Company shall immediately cease and cause its Affiliates and the Company’s Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Merger Sub, Acquirer or any of their Representatives, as applicable) conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or its representatives.

(e)           For purposes of this Agreement, “Acquisition Proposal” shall mean (a) any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 15% or more of the total consolidated assets of the Company and its Subsidiaries, in a single transaction or series of transactions, other than inventory disposed of in the ordinary course of business of the Company consistent with past practice, (ii) any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its Subsidiaries, in a single transaction or series of transactions (including through a merger, consolidation, share exchange, business combination or other similar transaction), (iii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries, (iv) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, reclassification, liquidation or dissolution or other similar transaction involving the Company or any of its Subsidiaries or (b) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, other than the transactions contemplated by this Agreement.

(f)            For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal (except that the reference therein to “15%” shall be replaced by “50%”) described in subclauses (i), (ii), (iii) or (iv) of clause (a) of the definition thereof, by a Person (i) on terms that the Company’s Board of Directors has determined in good faith, after consultation with the Company’s financial advisors and legal advisors, is more favorable from a financial point of view to the Company’s stockholders than the Merger (including any adjustment to the terms and conditions thereof proposed in writing by Acquirer in response to any such Acquisition Proposal), and (ii) that the Company’s Board of Directors has determined in good faith, after consultation with its outside legal advisors, that is of such a nature that the failure to accept such Acquisition Proposal would be reasonably be expected to result in a breach of its fiduciary duties to the Company’s stockholders under applicable Law, taking into account for these purposes, whether such Acquisition Proposal is reasonably capable of being consummated in a timely manner (taking into account all financial, regulatory, legal and other aspects of such proposal (including the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such Acquisition Proposal, conditions to consummation, fees payable to Acquirer pursuant to Section 9.01(b)), and any antitrust or competition Law or other regulatory approvals or non-objections).

Section 6.08           Conveyance Taxes.  Acquirer, Merger Sub and the Company shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any Taxes which become payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 6.09           Anti-Takeover Statute.  If any Anti-Takeover Statute is or may become applicable to the Merger or the other transactions contemplated hereby, each of Acquirer, the Company and Merger Sub and their respective Boards of Directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.10           Acquirer Vote.   Acquirer shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Company Common Stock and any shares of capital stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of such Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

Section 6.11           Stock Purchase Plans.  Immediately upon execution of this Agreement, the Company will terminate all stock purchase and similar plans, other than the Company Option Plans and the ESPP, in which employees and other Persons are entitled to acquire shares of capital stock of the Company from the Company or one of its Affiliates.

Section 6.12           Section 16 Matters.  Prior to the Effective Time, the Board of Directors of the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each officer and director of the Company who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13           Employee Benefits.

(a)           For a period of one year after the Effective Date, Acquirer shall cause the Surviving Corporation to provide base wages, salary and benefits to the employees of the Company or any of its Subsidiaries who continue to be employed by the Company or any of its Subsidiaries after the Effective Time (the “Company Employees”) that are substantially comparable in the aggregate to the base wages, salary, non-equity incentive compensation and health and welfare benefits provided to the Company Employees (other than severance) immediately prior to the Effective Time.  The preceding sentence shall not preclude the Surviving Corporation from terminating the employment of any employee, subject to applicable severance obligations.  From and after the Effective Time, Acquirer shall (i) assume and agree to be bound by, or cause the Surviving Corporation and its Subsidiaries to assume and agree to be bound by, each change in control agreement identified on Section 6.13 of the Company Disclosure Schedule, and (ii) honor or cause to be honored, all of the obligations under each of the individual change in control agreements, severance agreements and retention agreements identified on Section 6.13 of the Company Disclosure Schedule.

(b)           With respect to rights under the ESPP, the Company shall take all actions necessary, including obtaining all necessary consents, so that the date that is the end date of the Company’s pay period during which the Proxy Statement is mailed to the Company’s stockholders (the “Final Purchase Date”) is substituted for the “Offering Termination Date” for all outstanding offering periods under the ESPP.  Following the date hereof, the Company will take all actions necessary so that (i) no new offering period is commenced under the ESPP, (ii) no participant in the ESSP will be allowed to increase his or her rate of contribution under any outstanding offering period under the ESPP and (iii) no person will become eligible to become a new participant in the ESPP.  Notwithstanding anything in this Agreement to the contrary, the Company will take all actions necessary so that upon the Final Purchase Date the ESPP will be terminated.

(c)           No provision of this Agreement shall create any third-party beneficiary rights in any Company Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Acquirer or the Surviving Corporation or under any benefit plan which Acquirer or the Surviving Corporation may maintain.

Section 6.14           Indemnification; Directors’ and Officers’ Insurance.

(a)           The Certificate of Incorporation and the By-Laws shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the charter and by-laws of the Company and its Subsidiaries, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(b)           The Surviving Corporation shall maintain the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each person who was covered under such policies as of the date of this Agreement (each an “Indemnified Person”) by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance (such 300% amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.  In addition, the Company may, after consultation with Acquirer, and will at Acquirer’s request, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company; provided, that the amount paid by the Company shall not exceed six times the Maximum Annual Premium.  If such “tail” prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Acquirer shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 6.14(b) shall terminate.

(c)           Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.14 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d)           This Section 6.14 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and their heirs and legal representatives and shall be binding on the Surviving Corporation and its successors and assigns.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.  Acquirer and the Surviving Corporation shall pay all reasonable, documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.14.  From and after the Closing, Acquirer hereby guarantees the payment and performance of the Surviving Corporation’s obligations in this Section 6.14.  The provisions of this Section 6.14 are in addition to, and not in substitution for, any other rights to indemnification that the Indemnified Persons, their heirs and personal representatives may have by contract or otherwise.  If Acquirer or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, as a condition to such consolidation, merger, transfer or conveyance, proper provision shall be made so that the successors and assigns of Acquirer or the Surviving Corporation shall assume and agree to perform the obligations set forth in this Section 6.14.

Section 6.15           Nasdaq Listing.  Each of the parties hereto agrees to reasonably cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the Company Common Stock from Nasdaq and (ii) to terminate the registration of the Company Common Stock under the Exchange Act; provided that such delisting and termination shall not be effective until or after the Effective Time (as determined by Acquirer).

Section 6.16           Loan Agreement, Tilton Facility Loan and Security Agreement.  Prior to the Effective Time, the Company shall take all such actions as are required to be taken in advance of the Effective Time, in order to permit the Company to repay on, or as soon as practicable following, the Effective Time, all amounts outstanding under each of the Loan Agreement, the Tilton Facility Loan and the Security Agreement, on such date, including (i) providing any required notices on a timely basis, (ii) obtaining payoff letters, in a form reasonably satisfactory to Acquirer, setting forth the outstanding principal, interest and other amounts due and owing under each of the Loan Agreement, the Tilton Facility Loan and the Security Agreement on the Effective Time or such later date, as the case may be, and (iii) obtaining releases, in a form reasonably satisfactory to Acquirer, of any and all liens under or related to each of the Loan Agreement, the Tilton Facility Loan and the Security Agreement and the return of any collateral under each of the Loan Agreement, the Tilton Facility Loan and the Security Agreement, which releases shall be delivered upon the repayment of all amounts outstanding under each of the Loan Agreement, the Tilton Facility Loan and the Security Agreement as contemplated by this paragraph.

Section 6.17           FIRPTA Certificate.  Immediately prior to the Effective Time the Company shall have furnished to Acquirer a certification in accordance with Treas. Reg. § 1.1445-2(c) certifying that stock in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 6.18           Company Intellectual Property.  As soon as reasonably practicable, but no later than the Effective Time, the Company shall provide Acquirer with a complete and accurate list of all patents, patent applications, trademark registrations, trademark applications, copyright registration and copyright applications owned by the Company or any of its Subsidiaries as of the date hereof.

Article VII

CONDITIONS

Section 7.01           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the Company, Acquirer and Merger Sub to consummate the Merger are subject to the satisfaction (or to the extent legally permissible, waiver), at or before the Effective Time, of each of the following conditions:

(a)           Approval by Holders of Company Common Stock.  The Company shall have obtained the approval of the Merger and the transactions contemplated by this Agreement from the holders of a majority of the Company Common Stock at the Special Meeting in accordance with the DGCL and the Company’s certificate of incorporation and bylaws as in effect on the date hereof; provided that Acquirer agrees to comply with its obligations under Section 6.10 above.

(b)           No Orders and Injunctions.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, executive order, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Merger Sub and Acquirer effectively to acquire or hold the business of the Company and its Subsidiaries; provided, however, that each of the parties hereto shall use their reasonable best efforts to have any such Order vacated.

(c)           HSR Act Waiting Period.  Any applicable waiting period under the HSR Act relating to the Merger or the other transactions contemplated hereby shall have expired or been terminated.

Section 7.02           Conditions to Acquirer’s and Merger Sub’s Obligation to Effect the Merger.  The respective obligations of Acquirer and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a)           No Breach.  (i) the Company shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in Section 4.01(b) shall be true in all material respects at and as of the Effective Time, as if made at and as of such time (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such date), (iii) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or a Company Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Effective Time, as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), with only such exceptions as would not reasonably be expected to have a Company Material Adverse Effect and (iv) Acquirer shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

(b)           Company Material Adverse Effect.  No events or changes (whether or not described in any notice delivered by the Company pursuant to Section 6.04) shall have occurred which would have a Company Material Adverse Effect.

(c)           No Proceedings.  There shall be no pending suit, action or proceeding by any Governmental Entity (i) seeking to prohibit, or impose any material limitations upon, Acquirer’s or Merger Sub’s ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a portion of their or the Company’s businesses or assets, (ii) seeking to restrain or prohibit the making or consummation of the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Acquirer or Merger Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Merger Sub, or rendering Merger Sub unable, to accept for payment, pay for or purchase some or all of the Company Common Stock pursuant to the Merger, or (iv) which otherwise would have a Company Material Adverse Effect.

Section 7.03           Conditions to the Company’s Obligation to Effect the Merger.  The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a)           No Breach.  (i) Acquirer and Merger Sub each shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Acquirer and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct at and as of the Effective Time, as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), with only such exceptions as would not be reasonably likely to prevent, impair or materially delay the consummation of the Merger and the other transactions contemplated hereby and (iii) the Company shall have received a certificate signed by an executive officer of each of Acquirer and Merger Sub to the foregoing effect.

Article VIII

TERMINATION

Section 8.01           Termination by Mutual Consent.  This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual written consent of the Company, acting under the direction of the Company’s Board of Directors, and Acquirer and Merger Sub, acting under the direction of their respective boards of directors.

Section 8.02           Termination by Merger Sub, Acquirer or the Company.  This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by either Merger Sub and Acquirer, on the one hand, by action of their respective boards of directors, or the Company, on the other hand, by action of the Company’s Board of Directors, if:

(a)           any Governmental Entity shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, the Company Common Stock pursuant to the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party that has failed to perform in all material respects its obligations under Section 6.03 or the proviso contained in Section 7.01(b); or

(b)           the Merger shall not have been consummated on or before the six (6) month anniversary of the date hereof (plus the number of Business Days in the Regulatory Extension Period (as defined below), if applicable) (the “Termination Date”); provided, however, that (i) the right to terminate this Agreement under this Section 8.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to have been consummated on or before the Termination Date.

For purposes of this Agreement, the “Regulatory Extension Period” means the period beginning on the date of any Regulatory Extension Event (as hereinafter defined) and ending on the earlier of (i) the date such Regulatory Extension Event is no longer in effect and (ii) the 60th day following the beginning of such period.  The term “Regulatory Extension Event” shall mean any delay in the consummation of the Merger by the SEC, Nasdaq or the DOJ, the FTC, any other Governmental Entity or pursuant to any proceeding by a private party in connection with Regulatory Law which was not caused by a breach of this Agreement by the Company; provided that such events shall only be deemed Regulatory Extension Events to the extent such events materially and adversely affect Acquirer’s or Merger Sub’s ability to consummate the Merger and the other transactions contemplated hereby.

Section 8.03           Termination by Merger Sub and Acquirer.  This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by Merger Sub and Acquirer, by action of their respective boards of directors, if:

(a)           the Company shall have breached in any respect any of its representations, warranties, covenants or other agreements set forth in this Agreement (a “Terminating Company Breach”) and such Terminating Company Breach (A) would give rise to the failure of a condition set forth in Section 7.02(a) above and (B) if curable, has not been cured prior to the earlier of (i) the Business Day prior to the Termination Date or (ii) within thirty days after written notice thereof is received by the Company (provided that the Company shall not be entitled to any cure period for any breach of Section 6.07 hereof); provided that Acquirer and Merger Sub shall have no right to terminate this Agreement pursuant to this Section 8.03(a) if there is an uncured Terminating Acquirer Breach (as defined below) at the time of the Terminating Company Breach;

(b)           (i) the Company’s Board of Directors withdraws, modifies or changes in a manner adverse to Merger Sub and Acquirer any of its Recommendations, (ii) the Company’s Board of Directors shall have approved or recommended to the stockholders of the Company acceptance of any Acquisition Proposal other than the Merger, or (iii) the Company or the Company’s Board of Directors resolves to do any of the foregoing; provided, however, that actions taken by the Company’s Board of Directors solely in accordance with the proviso to Section 6.07(a) or Section 6.07(c) shall not be deemed to be a withdrawal or modification of, or change in, its Recommendations.

Section 8.04           Termination by the Company.  This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the Company by action of its Board of Directors, if:

(a)           Merger Sub or Acquirer shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements set forth in this Agreement (a “Terminating Acquirer Breach”) and such Terminating Acquirer Breach (A) would give rise to the failure of a condition set forth in Section 7.03(a) above and (B) if curable, has not been cured prior to the earlier of (i) the Business Day prior to the Termination Date or (ii) within thirty days after written notice thereof is received by Merger Sub and Acquirer; provided that the Company shall have no right to terminate this Agreement pursuant to this Section 8.04(a) if there is an uncured Terminating Company Breach at the time of the Terminating Acquirer Breach; or

(b)           each of the following have occurred:  (A) the Company has complied in all material respects with its covenants under this Agreement, including its covenants under Section 6.07 above, (B) an Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of the Company determines in good faith (after consultation with its outside legal and financial advisors) that the failure to take such action would be reasonably expected to result in a breach of its fiduciary duties to the Company’s stockholders under applicable Law, and (D) the Company concurrently enters into a binding written agreement with respect to a Superior Proposal; provided, however, that the Board of Directors of the Company shall only be permitted to terminate this Agreement pursuant to this Section 8.04(b), (i) after at least five Business Days following Acquirer’s receipt of written notice advising Acquirer that the Board of Directors of the Company is prepared to do so, and only if, during such period, the Company and its Representatives will have negotiated in good faith with Acquirer to make such adjustments to the terms and conditions of this Agreement as would enable the parties hereto to proceed with the transactions contemplated herein on such adjusted terms and (ii) if, concurrent with such termination, the Company pays to Acquirer the Company Break Up Fee pursuant to Section 9.01(b) of this Agreement.

Section 8.05           Effect of Termination.  In the event of the termination of this Agreement and abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to Sections 8.01, 8.02, 8.03 or 8.04 of this Article VIII, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, stockholders, Affiliates and agents, other than the provisions of the last sentence of Section 6.02, the provisions of this Section 8.05, and the provisions of Article IX.  Nothing contained in this Section 8.05 shall relieve any party hereto from liability for any intentional breach of this Agreement.

Article IX

MISCELLANEOUS

Section 9.01           Payment of Fees and Expenses.

(a)           Except as otherwise specified in this Agreement, each of the parties hereto shall bear their own Expenses incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Merger and the other transactions contemplated hereby.  “Expenses” as used in this Agreement shall include all out-of-pocket expenses (including all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

(b)           The Company shall pay to Acquirer a termination fee equal to $18,000,000 (the “Company Break Up Fee”), if this Agreement is terminated pursuant to Sections 8.02(b), 8.03(a), 8.03(b) or 8.04(b) only upon the occurrence of the events described in this Section 9.01(b).  In the event this Agreement is terminated pursuant to Sections 8.03(b) or 8.04(b), the Company Break Up Fee shall be paid by wire transfer of same-day funds on the date of termination of this Agreement.  In the event this Agreement is terminated pursuant to Sections 8.02(b) or 8.03(a) and at the time of such termination an Acquisition Proposal existed or had been previously announced, if within twelve (12) months after such termination the Company enters into an agreement with respect to an Acquisition Proposal with any Person (other than Acquirer or its Subsidiaries) or an Acquisition Proposal is consummated (it being understood that in the event that the Board of Directors of the Company recommends the acceptance by the stockholders of the Company of a tender offer with respect to an Acquisition Proposal, such recommendation shall be treated as though an agreement with respect to an Acquisition Proposal had been entered into on such date), the Company shall pay the Company Break Up Fee by wire transfer of same-day funds, not later than the date such agreement is entered into (or, if no agreement is entered into, the date such transaction is consummated); provided that, for purposes of the foregoing clause only, references in the definition of the term “Acquisition Proposal” to “15%” shall be replaced by “50%”.  It is expressly understood that in no event shall the Company be required to pay the fee referred to in this Section 9.01(b) on more than one occasion.

(c)           The parties agree that the agreements contained in this Section 9.01 are an integral part of the transactions contemplated hereby and constitute liquidated damages and not a penalty.  The parties further agree that the Company Break Up Fee shall be the sole and exclusive remedy of Acquirer, Merger Sub and their respective Affiliates hereunder and that the Company Break Up Fee shall serve as the sole and exclusive source of payment and remedy to satisfy any losses, liabilities, damages or claims that Acquirer, Merger Sub or their respective Affiliates may have against the Company, its officers, directors, employees, agents, representatives or any of their respective Affiliates on account of the termination of this Agreement pursuant to Sections 8.02(b), 8.03(a), 8.03(b) or 8.04(b).

Section 9.02           Amendments; No Waivers.

(a)           Subject to applicable law, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the parties hereto or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company, unless such required approval is obtained.

(b)           No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03           Survival.  The representations and warranties contained herein and in any other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.  The Confidentiality Agreement shall terminate at the Effective Time.  The covenants and agreements herein that relate to actions to be taken at or after the Effective Time shall survive the Effective Time.

Section 9.04           Notices.  All notices, requests and other communications to any party hereto shall be in writing (including facsimile transmission) and shall be given,

(a)           if to the Company, to:

The J. Jill Group, Inc.
4 Batterymarch Park
Quincy, Massachusetts 02169
Attention: Olga Conley
Facsimile: (617) 769-0177

with a copy to:

Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, Massachusetts 02210
Attention: David R. Pierson, Esq.
Facsimile: (617) 832-7000

and to:
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022-4611
Attention: Stephen Fraidin, Esq.
Facsimile: (212) 446-4900

(b)           if to Acquirer or Merger Sub, to:

The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043
Attention: General Counsel
Facsimile: (781) 741-4369

with a copy to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019-6092
Attention: Morton A. Pierce, Esq. Michael J. Aiello, Esq. M. Adel Aslani-Far, Esq.
Facsimile: (212) 259-6333

and to:

Pitney Hardin LLP
200 Campus Drive
Florham Park, New Jersey 07932
Attention: Warren J. Casey
Facsimile: (973) 966-1015

or such other address or facsimile number as such party hereto may hereafter specify for such purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day, in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.05           Counterparts; Effectiveness.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

Section 9.06           Entire Agreement; No Third Party Beneficiaries.

(a)           This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter of this Agreement.

(b)           This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.14 (which are intended to be for the benefit of the Persons covered thereby).

Section 9.07           Headings; Interpretation.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  If the end date for any time period or deadline set in this Agreement shall fall on a weekend or legal holiday, then such end date or deadline shall be deemed to fall on the next Business Day following such weekend or holiday.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  No prior draft nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 9.09           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of the State of New York, except for such provisions where Delaware law is mandatorily applicable, which provisions shall be governed by and construed in accordance with the laws of the State of Delaware; provided, that the Merger shall be governed by the DGCL.

Section 9.10           Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form.  Process in any such suit, action or proceeding may be served on either party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of process on such party as provided in Section 9.04 above shall be deemed effective service of process on such party.

Section 9.11           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.13           Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14           Guarantee.  Whenever in this Agreement performance of or compliance with a covenant or obligation is expressed to be required by Merger Sub, Acquirer shall cause Merger Sub to perform or comply with such covenant or obligation, such that any failure of Merger Sub to perform or comply with any such covenant or obligation shall be deemed to be a breach of such covenant or obligation by Acquirer.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

THE J. JILL GROUP, INC.

By:	/s/ Gordon R. Cooke
Name: Gordon R. Cooke
Title: President and CEO

THE TALBOTS, INC.

By:	/s/ Arnold B. Zetcher
Name: Arnold B. Zetcher
Title: Chairman, President and Chief Executive Officer

JACK MERGER SUB, INC.

By:	/s/ Arnold B. Zetcher
Name: Arnold B. Zetcher
Title: President